Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Forms S-8 of Mavenir Systems, Inc. (Reg. Nos. 333-192149, 333-194127 and 333-202138) and the registration statement on Form S-4 of Mitel Networks Corporation (Reg. No. 333-203167) of our report dated March 31, 2015, with respect to the audited consolidated financial statements of Utah Holding Corporation and subsidiaries as of and for the year ended December 31, 2014, which report appears in this Current Report on Form 8-K/A of Mavenir Systems, Inc. dated April 1, 2015.

/s/ Ernst and Young LLP
Philadelphia, PA
March 31, 2015